Exhibit 99.1

Aytu BioScience Provides First Fiscal Quarter 2017 Business Update

Live Conference Call and Webcast TODAY at 4:30 p.m. ET

Englewood, CO – November 07, 2016 – Aytu BioScience, Inc. (OTCQX: AYTU), a specialty pharmaceutical company focused on global commercialization of novel products in the field of urology, provided today an overview of its business and growth strategy, as well as its financial results for the quarter ended September 30, 2016. The Company will host a live conference call and webcast today at 4:30 p.m. ET.

Corporate Highlights:

•	Successfully launched Natesto® (testosterone) Nasal Gel in the U.S. market
•	Demonstrated strong Natesto prescription growth, rapidly surpassing previous benchmarks for new and total Natesto prescriptions
•	Grew the number of unique Natesto prescribers
•	Showed consistent increases in co-pay coupon redemptions and utilization of proprietary Assure Rx prescription access program
•	Increased sales and U.S. customer base during the quarter for ProstaScint® (capromab pendetide), the company’s proprietary prostate cancer imaging agent
•	Presented MiOXSYS™ clinical data at the American Society for Reproductive Medicine and the Japanese Society for Reproductive Medicine annual conferences

Financial Highlights:

•	Increased net product sales 50% compared to the same quarter in the prior year; $698,000 for the quarter ended September 30, 2016 compared to $466,000 in 2015
•	Increased net product sales 42% compared to the June 30, 2016 quarter; $698,000 for the quarter ended September 30, 2016 compared to $490,000 for the quarter ended June 30, 2016
•	$2.8 million in cash, cash equivalents, and restricted cash as of September 30, 2016, exclusive of recent capital raise
•	Raised $8.6 million in a public offering Aytu common stock and warrants in November 2016

“It continues to be an exciting time at Aytu, as we are now in full swing with the Natesto launch, and this potentially game-changing product is already performing ahead of our expectations” stated Josh Disbrow, Chairman and Chief Executive Officer of Aytu BioScience, Inc. “Additionally, we’ve continued to see very nice uptake for Primsol® and ProstaScint, contributing to an impressive 42% increase in net product sales compared to our previous quarter. Our commercial team is continuing to focus exclusively on growing revenue for these products, with the expectation that Natesto will become the primary value driver for Aytu due to its differentiated product profile and the unique timing of our entry into the $2.4 billion testosterone replacement therapy market.”

After growing revenue nearly 10-fold during its 2016 fiscal year, product sales continued to increase quarter to quarter, bolstered in part by early sales of Natesto. Product revenue for the fiscal first quarter 2017 was $698,000, up 42% from $490,000 during the fiscal fourth quarter 2016. Sales for the fiscal first quarter 2017 consisted primarily of ProstaScint and Natesto customer orders along with Primsol and initial ex-U.S. MiOXSYS sales. Natesto orders are reflective primarily of early reorders from wholesale customers who had already stocked Natesto units prior to Aytu’s commencement of promotion in July 2016. Aytu expects to begin recognizing increased sales revenue for Natesto that more accurately reflects prescriber demand during the third or fourth fiscal quarter 2017 as wholesaler inventory levels from previous purchases have been depleted. Aytu anticipates sales revenue to continue increasing as Natesto prescriptions continue to increase.

Natesto’s early prescription trends are on a positive trajectory, with Aytu’s sales force consistently setting new weekly highs for new Natesto prescriptions. Total Natesto prescriptions are also at a new all-time high after only 12 weeks, rapidly surpassing the previous benchmark set for the brand in the U.S., which was achieved 29 weeks following its launch and with a significantly larger sales force.

In addition to Natesto, Aytu increased ProstaScint revenue by 25% since July 2016 and increased the number of unique customers for ProstaScint by 41% since its acquisition, and sales of Primsol were boosted by promotional efforts by Aytu’s partner Allegis Pharmaceuticals. Finally, Aytu’s novel diagnostic tool for the assessment of infertility in men, the CE Marked MiOXSYS system, has begun generating initial sales outside the U.S. from customers’ clinical use. The company is preparing to begin formal clinical studies under the FDA’s de novo 510(k) pathway for MiOXSYS and is partnering with major infertility institutions including the Cleveland Clinic, Tulane University, and other prominent centers in the U.S. The company’s international collaborators recently presented eight posters featuring MiOXSYS clinical data at two major medical conferences: The American Society for Reproductive Medicine’s and The Japanese Society for Reproductive Medicine’s annual conferences.

As of September 30th, Aytu had $2.8 million in cash, cash equivalents and restricted cash, which did not include $8.6 million in gross proceeds ($7.7 million net proceeds) from the Company’s November 2016 registered offering of common stock and warrants. Proceeds from the offering will fully fund the final upfront payment due to Acerus Pharmaceuticals for the Natesto license and will support the continuing Natesto launch and commercialization of ProstaScint and Primsol. Proceeds will also fund the planned MiOXSYS FDA clinical study and provide operating capital for general corporate purposes.

Josh Disbrow concluded with, “Aytu had an exceptional first quarter as our focus remains on growing revenue, primarily through execution of the Natesto launch plan which is successfully underway. We also plan to advance MiOXSYS toward FDA clearance and U.S. commercialization, while continuing to grow ProstaScint, Primsol, and MiOXSYS both inside and outside the U.S.”

Conference Call Information:

Interested participants and investors may access the conference call by dialing either:

•	1 (855) 656-0926 (U.S.)
•	1 (412) 542-4198 (international)

The webcast will be accessible live and archived on Aytu’s website, aytubio.com, for 90 days.

A replay of the call will be available for seven days. Access the replay by calling 1 (877) 344-7529 (U.S.) or 1 (412) 317-0088 (international) and using the replay access code 10096080.

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty pharmaceutical company focused on global commercialization of novel products in the field of urology. The company currently markets three products: Natesto®, the first and only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or “Low T”), ProstaScint® (capromab pendetide), the only FDA-approved imaging agent specific to prostate specific membrane antigen (PSMA) for prostate cancer detection and staging, and Primsol® (trimethoprim hydrochloride), the only FDA-approved trimethoprim-only oral solution for urinary tract infections. Additionally, Aytu is developing MiOXSYS™, a novel, rapid semen analysis system with the potential to become a standard of care for the diagnosis and management of male infertility caused by oxidative stress. MiOXSYS is commercialized outside the U.S. where it is a CE Marked, Health Canada cleared product, and Aytu is conducting U.S.-based clinical trials in pursuit of 510k de novo medical device clearance by the FDA. Aytu’s strategy is to continue building its portfolio of revenue-generating urology products, leveraging its focused commercial team and expertise to build leading brands within well-established markets. For more information visit aytubio.com.

For Investors & Media:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D.: jdrumm@tiberend.com; (212) 375-2664

Janine McCargo: jmccargo@tiberend.com; (646) 604-5150

Forward Looking Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this presentation, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks relating to gaining market acceptance of our products, obtaining reimbursement by third-party payors, the potential future commercialization of our product candidates, the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials, the anticipated designs of our future clinical trials, anticipated future regulatory submissions and events, our anticipated future cash position and future events under our current and potential future collaborations. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Aytu BioScience, Inc.’s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.

AYTU BIOSCIENCE, INC.

Balance Sheet

	September 30,	June 30,
	2016	2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$2,749,213	$8,054,190
Restricted cash	75,031	-
Accounts receivable, net	509,440	162,427
Inventory, net	585,357	524,707
Prepaid expenses and other	553,083	215,558
Prepaid research and development - related party (Note 10)	121,983	121,983
Investment in Acerus	1,769,462	1,041,362
Total current assets	6,363,569	10,120,227

Fixed assets, net	313,185	231,430
Developed technology, net	1,118,319	1,159,736
Customer contracts, net	1,301,625	1,353,375
Trade names, net	186,639	194,472
Natesto asset, net	10,220,116	10,549,797
Goodwill	221,000	221,000
Patents, net	290,278	296,611
Long-term portion of prepaid research and development - related party (Note 10)	182,975	213,471
Deposits	2,888	2,888
	13,837,025	14,222,780

Total assets	$20,200,594	$24,343,007

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$2,507,696	$3,519,711
Natesto payable	5,685,191	5,379,675
Accrued compensation	532,138	1,200,930
Deferred rent	5,944	4,109
Total current liabilities	8,730,969	10,104,425

Contingent consideration	3,929,921	3,869,122
Deferred rent	6,455	8,215
Warrant derivative liability	346,600	275,992
Total liabilities	13,013,945	14,257,754

Commitments and contingencies (Note 6)

Stockholders’ equity
Preferred Stock, par value $.0001; 50,000,000 shares authorized; none issued	-	-
Common Stock, par value $.0001; 100,000,000 shares authorized; shares issued and outstanding 5,110,591 (unaudited) and 3,741,944, respectively as of September 30, 2016 and June 30, 2016	511	374
Additional paid-in capital	59,471,953	56,646,304
Accumulated deficit	(52,285,815)	(46,561,425)
Total stockholders’ equity	7,186,649	10,085,253

Total liabilities and stockholders’ equity	$20,200,594	$24,343,007

AYTU BIOSCIENCE INC.

Statement of Operations

	Three Months Ended September 30,
	2016	2015

Product and service revenue	$697,980	$465,956
License revenue	-	21,429
Total revenue	697,980	487,385

Operating expenses
Cost of sales	191,924	37,325
Research and development	232,022	855,874
Research and development - related party (Note 10)	47,998	47,998
Sales, general and administrative	5,704,750	1,563,179
Sales, general and administrative - related party (Note 10)	50,772	88,625
Amortization of intangible assets	437,014	57,447
Total operating expenses	6,664,480	2,650,448

Loss from operations	(5,966,500)	(2,163,063)

Other income (expense)
Interest (expense)	(415,381)	(113,253)
Derivative (expense) income	(70,609)	128
Unrealized gain on investment	728,100	-
Total other income (expense)	242,110	(113,125)

Net loss	$(5,724,390)	$(2,276,188)
Weighted average number of Aytu common shares outstanding	4,898,748	1,188,307

Basic and diluted Aytu net loss per common share	$(1.17)	$(1.92)

AYTU BIOSCIENCE INC.

Statement of Cash Flows

	Three Months Ended September 30,
	2016	2015

Cash flows from operating activities
Net loss	$(5,724,390)	$(2,276,188)
Stock-based compensation expense	1,043,712	68,322
Issuance of restricted stock	75,466	-
Depreciation, amortization and accretion	822,161	129,049
Derivative expense	70,609	(128)
Amortization of prepaid research and development - related party (Note 10)	30,496	30,496
Unrealized (gain) on investment	(728,100)	-
Compensation through issuance of stock	509,996	-
Issuance of warrants to initial investors	589,377	-
Adjustments to reconcile net loss to net cash used in operating activities:
(Increase) in accounts receivable	(347,013)	(10,872)
(Increase) in inventory	(60,650)	(454,638)
(Increase) decrease in prepaid expenses and other	(337,525)	10,357
(Decrease) in accounts payable and accrued liabilities	(607,881)	(121,684)
(Decrease) increase in accrued compensation	(668,792)	420,538
Increase (decrease) in interest payable	-	57,637
Increase in deferred rent	75	11,379
(Decrease) in deferred revenue	-	(21,428)
Net cash used in operating activities	(5,332,459)	(2,157,160)

Cash flows used in investing activities
Purchases of property and equipment	(4,721)	(3,554)
Installment payment for Primsol asset	(500,000)	-
Net cash used in investing activities	(504,721)	(3,554)

Cash flows from financing activities
Issuance of common stock to Lincoln Park Capital	631,481	-
Costs related to sale of common stock	(24,247)	-
Proceeds from convertible promissory notes (Note 7)	-	5,175,000
Debt issuance costs (Note 7)	-	(298,322)
Net cash provided by financing activities	607,234	4,876,678

Net change in cash and cash equivalents	(5,229,946)	2,715,964
Cash and cash equivalents at beginning of period	8,054,190	7,353,061
Cash and cash equivalents at end of period	$2,824,244	$10,069,025

Non-cash transactions:

Warrant derivative liability related to the issuance of the convertible promissory notes (Note 7)	$-	$102,931
Primsol accretion included in accounts payable	$49,126	$-
Fixed assets included in accounts payable	$95,866	$-